UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 12, 2014

AETRIUM INCORPORATED
(Exact name of registrant as specified in its charter)

Minnesota	0-22166	41-1439182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2350 Helen Street, North St. Paul, Minnesota	55109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (651) 770-2000

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the resignation of Richard K. Coleman, Jr. as a member of the board of directors (the “Board”) of Aetrium Incorporated (the “Company”) and as a member of the audit committee of the Board (the “Audit Committee”) on April 23, 2014, the Company was not in compliance with Listing Rule 5605(c)(2)(A) of the NASDAQ Stock Market LLC (“NASDAQ”). NASDAQ Listing Rule 5605(c)(2)(A) requires, among other things, that the Company’s Audit Committee be comprised of at least three members. The Audit Committee was comprised of three members before Mr. Coleman’s resignation, and upon his resignation was comprised of only two members. The Company notified NASDAQ of its noncompliance with the listing rule described above on April 25, 2014.

On May 12, 2014, the Company received a letter from NASDAQ indicating that the Company no longer complies with NASDAQ’s audit committee composition requirements as set forth in NASDAQ Listing Rule 5605(c). Consistent with NASDAQ Listing Rules 5605(c)(4), the Company has a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or April 23, 2015. If the Company’s next annual shareholders’ meeting is held before October 20, 2014, then the Company must evidence compliance no later than October 20, 2014.

On May 14, 2014 the Board appointed director Morgan P. Hanlon to the Audit Committee and notified NASDAQ of such appointment. On May 16, 2014, the Company received a letter from NASDAQ stating that based on the appointment of Mr. Hanlon to the Audit Committee, NASDAQ has determined that the Company complies with Nasdaq Listing Rule 5605(c)(2) and the matter is closed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2014	AETRIUM INCORPORATED

	By:	/s/ Paul H. Askegaard
Paul H. Askegaard
Chief Financial Officer